INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-32681 and 333-89839 of Sun Bancorp, Inc. on Form S-8 of our report dated March 11, 2004 (which expressed an unqualified opinion on those statements and an explanatory paragraph concerning the adoption of Financial Accounting Standards Board Interpretation No. 46 (R) and the change in accounting for stock-based compensation adopting the fair value recognition provisions of Statements of Financial Accounting Standards Nos. 123 and 148 in 2003 and the change in accounting for goodwill to conform to Statement of Financial Accounting Standard No. 147 in 2002), incorporated by reference in this Annual Report on Form 10-K of Sun Bancorp, Inc. for the year ended December 31, 2003.

/s/DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
March 11, 2004